Exhibit 10.1

SEPARATION, TRANSITION AND RELEASE AGREEMENT

This Separation, Transition and Release Agreement (“Agreement”) is made by and between Jonathan Keyser (“Executive”) and VM Consolidated, Inc. (“Verra Mobility” or the “Company”) (and, together with Executive, the “Parties”) to set forth the Parties’ agreement concerning the terms and conditions that will govern the separation of the employment relationship between Executive and the Company. The Parties agree as follows:

1. Transition Period and Separation Date. Executive’s last day of work as the Company’s Interim President and Chief Executive Officer will be October 31, 2026. In exchange for the release of claims provided in Section 4 of this Agreement, and for the purpose of providing for a smooth executive transition, the Company will continue to employ Executive through December 31, 2026, provided, however, that Executive’s employment may be earlier terminated by the Company only for Cause, as defined in Section 3.7(a) of the Executive Employment Agreement dated as of November 8, 2022, by and between Executive and the Company (the “Employment Agreement”) (such last day of employment, the “Separation Date”). From the date of this Agreement through October 31, 2026, and as a condition to be eligible for the Severance Payments described in Section 3 below, Executive will continue to perform his duties as Interim President and Chief Executive Officer. From November 1, 2026 (the “Transition Date”) until the Separation Date (such period, the “Transition Period”), and as a condition to be eligible for the 2026 Bonus (as defined in Section 3 below), Executive will remain a full-time employee of the Company in the role as “Special Advisor” to the Chief Executive Officer and be required to assist the Company and the incoming Chief Executive Officer with the transition of his responsibilities as the Company’s former Interim President and Chief Executive Officer and, subject to the Company’s policies regarding holidays and vacations, to give his full business-time attention to his duties as a Special Advisor, which duties shall be reasonably related to supporting the executive transition and consistent with Executive’s seniority and experience. For the avoidance of doubt, at all time through the Transition Date and during the Transition Period, Executive shall continue to be bound by all Company policies and procedures applicable to executives of the Company, including the Company’s Insider Trading Policy, remains fully subject to all existing confidentiality, non-disclosure, conflicts of interest, non-competition, and non-solicitation obligations, and shall not be employed by or provide services in any capacity to any other person, business, or other third party unless otherwise agreed to by the Company’s Board of Directors (the “Board”). After the Separation Date, Executive will not represent himself as being an employee, officer, attorney, agent, or representative of the Company for any purpose. The Separation Date will be the employment termination date for the Executive for all purposes, meaning that Executive is not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company, as of the Separation Date, except as otherwise set forth in this Agreement. Executive further agrees that, effective as of the Transition Date, he hereby resigns from all officer and director positions held with the Company and its subsidiaries and affiliates, and Executive agrees to execute any documents reasonably required by the Company to effectuate such resignations.

2. Pay, Expenses, and Benefits.

(a)

Salary and Expenses. For the services to be provided by Executive through the Transition Date and during the Transition Period, the Company will pay Executive at the salary rate of $650,000 per annum in accordance with the Company’s standard payroll practices through the Separation Date. Executive will be reimbursed for any unreimbursed business expenses incurred prior to the Separation Date pursuant to Company policy. Requests for expense reimbursement must be submitted no later than thirty (30) days after the Separation Date. For the avoidance of doubt, Executive’s entitlement to salary under this Section 2(a) shall immediately cease as of the Separation Date.

(b)

Benefit Plans and Programs. As of the Separation Date, Executive will cease to earn, accrue, or be eligible for benefits, coverage, or perquisites under the benefit plans and programs provided to employees of the Company, with the sole exception of the specific benefits promised in Section 3 herein. After the Separation Date, Executive may be eligible for continuation coverage under the Company’s health plan pursuant to COBRA at Executive’s own expense. Any vested benefits to which Executive may be entitled under any retirement plan or other ERISA-covered Company employee benefit plan will be provided in accordance with and subject to the terms of that plan, including any terms regarding the timing, form, and manner of contributions and payment. Except as specifically provided in Section 3 of this Agreement, any grant of equity units to Executive shall be governed by the terms of the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan (as amended from time to time) (the “Equity Plan”) and related agreements.

(c)

Payment of Accrued and Unused Paid Time Off Balance. Executive acknowledges that, under the Company’s current paid time off policy, paid time off does not accrue. Consistent with its treatment of frozen paid time off accruals for Company employees, Executive will be paid for his frozen accrued and unused paid time off balance, as reflected in the Company’s human resources systems as of the Separation Date, within five (5) days following the Separation Date, or on his final paycheck, as applicable.

3. Severance Benefits.

(a)

Salary and Group Health Insurance Coverage. The Parties acknowledge and agree that Executive’s separation from the Company constitutes a termination without Cause for purposes of the Employment Agreement. In accordance with Section 3.1 of the Employment Agreement, and contingent upon Executive’s timely and valid execution of this Agreement without revocation and as long as Executive has not materially breached this Agreement and Executive’s timely and valid execution without revocation of the supplemental release of claims attached hereto as Exhibit A (the “Supplemental Release”), the Company will pay Executive cash severance in an amount equal to twelve (12) months of Executive’s then-current Base Salary (which the Parties agree is $650,000), plus a cash amount representing the total cost of the group healthcare premiums for Executive and his covered dependents based on the coverages in effect as of the Separation Date if Executive elected continuation coverage under COBRA for a period of twelve (12) months (collectively, the “Severance Payments”), in accordance with its regular payroll cycle, commencing on the first payroll that is processed within five (5) business days after the expiration of the revocation period described in Section 5 of the Supplemental Release. The Severance Payments shall not be eligible for 401(k) plan contributions. All COBRA coverage will be subject to the terms of the Company’s respective plans and any plan amendments or changes that are made in plan design, coverage, offerings, premiums, deductibles, co-pays or plan administration. The Company shall have the right to immediately cease payment of any further Severance Payments upon Executive’s material failure to comply with any obligation set forth in this Agreement, upon written notice to Executive specifying the nature of the breach and Executive’s failure to cure such material failure after a cure period of not less than ten (10) days, provided that no cure period shall be available for a breach that, by its nature, cannot be cured.

(b)

RSU Award. On June 1, 2026, the Compensation Committee of the Board approved the grant to Executive of a one-time equity award in the form of time-vested restricted stock units with a value of $2,250,000 (the “RSU Award”), subject to the terms of the Equity Plan and the related award agreement. Pursuant to the terms of the RSU Award and because Executive’s employment is being terminated without Cause, any and all unvested RSU Award amounts will immediately vest and be settled within sixty (60) days of his last day of employment, subject to Executive’s separation of employment and timely execution and non-revocation of this Agreement and the Supplemental Release.

(c)

Retention Cash Award. On June 1, 2026, the Compensation Committee of the Board also approved the grant to Executive of a one-time cash retention award of $3,300,000 (the “Retention Cash Award”), subject to the terms of a Retention Bonus Agreement. Pursuant to the terms of the Retention Cash Award, because Executive’s employment is being terminated without Cause prior to June 2, 2027, sixty-six and sixty-seven hundredths percent (66.67%) of the Retention Cash Award (i.e., $2,200,110) will be deemed vested and will be paid to Executive (the “Retention Cash Payout”) within sixty (60) days of Executive’s last day of employment, subject to Executive’s separation of employment and timely execution and non-revocation of this Agreement and Supplemental Release, and Executive will forfeit the remaining thirty-three and thirty-three hundredths percent (33.33%) of the Retention Cash Award (i.e., $1,099,890).

(d)

Other Equity Awards. Executive acknowledges and agrees that, other than the RSU Award and the Retention Cash Award, all other equity awards previously granted to Executive under the Equity Plan, including without limitation any stock options, performance stock units, restricted stock units, and make-whole awards, shall continue to be governed by the terms of the Equity Plan and the related award agreements, and any unvested portions thereof shall be treated in accordance with the applicable terms of the Equity Plan and related award agreements upon Executive’s termination of employment. Executive is not entitled to any additional equity vesting or acceleration beyond what is expressly provided in this Section 3.

(e)

2026 Annual Bonus. Notwithstanding Executive’s separation from employment prior to the applicable Payment Date (as defined in the Company’s Annual Incentive Plan (the “AIP”)), Executive shall remain eligible to receive an annual incentive bonus with respect to the Company’s fiscal year 2026 (the “2026 Bonus”). Notwithstanding the foregoing, other than death or Disability (as defined in Section 3.2 of the Employment Agreement), Executive’s eligibility for the 2026 Bonus is expressly conditioned on Executive’s continued employment with the Company through December 31, 2026; if Executive’s employment terminates for any reason other than death or Disability prior to December 31, 2026, Executive shall have no right to receive the 2026 Bonus. The 2026 Bonus, if any, shall be determined by the Compensation Committee, in its sole discretion, following the conclusion of fiscal year 2026, based on the Company’s performance and in accordance with the terms of the AIP and the Compensation Committee’s discretion. For purposes of determining Executive’s eligibility for, and the calculation of, the 2026 Bonus, Executive’s period of eligible service during fiscal year 2026 shall be deemed to include the entire period through December 31, 2026, and Executive’s Target Amount shall reflect a pro-rated percentage of 75% for January – June 1, 2026 and 100% for June 2 – December 31, 2026. For the avoidance of doubt, the Compensation Committee retains full discretion under the AIP to determine the amount, if any, of the 2026 Bonus, and nothing in this Agreement shall be construed to guarantee any minimum bonus amount. The 2026 Bonus, if any, shall be paid to Executive at the same time as annual incentive bonuses are paid to other participants under the AIP for fiscal year 2026, but in no event later than March 15, 2027. Payment of the 2026 Bonus shall be subject to Executive’s timely execution and non-revocation of the Release and Supplemental Release and Executive’s continued compliance with the terms of this Agreement.

(f)

Transition Bonus. Following the completion of Executive’s service as Special Advisor through December 31, 2026, Executive will receive a transition bonus in the gross amount of $200,000 (the “Transition Bonus”), conditioned in all cases on: (i) Executive’s continued employment with the Company through December 31, 2026 (except as provided in Section 3(g) and Section 3(h) below), (ii) Executive’s timely execution and non-revocation of this Agreement and the Supplemental Release, and (iii) Executive’s satisfactory performance, as determined by the Board in its reasonable, good-faith discretion, of the following during the Transition Period: (A) supporting the transition of leadership to the Company’s incoming Chief Executive Officer; (B) supporting the transition of relationships with the Company’s major customers; (C) supporting the retention of the Company’s key employees; and (D) Executive’s compliance in all material respects with his obligations under Sections 5, 7, 8, and 9 of the Employment Agreement and Sections 5, 8 and 9 of this Agreement. Subject to the satisfaction of the foregoing conditions, the Transition Bonus, less applicable withholdings, shall be paid in a lump sum within thirty (30) days following the date on which the Supplemental Release becomes effective and irrevocable, and in no event later than March 15, 2027. The Transition Bonus shall not be taken into account as compensation for purposes of any benefit plan of the Company.

(g)

Effect of Change in Control. Unless such accelerated payment would subject Executive to adverse tax consequences under Section 409A of the Code, in the event of a Change in Control (as defined in the Equity Plan) prior to December 31, 2026, the payment of all amounts described in this Section 3 shall accelerate and be paid in full within thirty (30) days following the closing of the transaction (and, in the case of the 2026 Bonus, such amount shall be paid at the same funding % level described in the definitive Change in Control transaction documents and if no such funding % level is described, Executive shall be paid assuming the target level of performance was attained).

(h)

Effect of death or Disability. Unless such accelerated payment would subject Executive to adverse tax consequences under Section 409A of the Code, in the event of Executive’s death or Disability during the Transition Period, the payment of all amounts described in this Section 3 shall accelerate and be paid in full within thirty (30) days following such death or Disability (and if such accelerated payment is not possible due to the application of Section 409A, such amounts will be paid to Executive (or his estate) at the times set forth in Section 3, above).

The Parties acknowledge and agree that Executive has no right to receive the Severance Payments, the 2026 Bonus, the Transition Bonus, the RSU Award vesting or the Retention Cash Payout unless he validly executes this Agreement and the Supplemental Release and has not materially breached the terms of this Agreement and Sections 5 through 9 of the Employment Agreement (and with respect to the 2026 Bonus and the Transition Bonus, remains employed through December 31, 2026). Notwithstanding the foregoing, if the Company terminates Executive’s employment for reasons other than Cause prior to December 31, 2026, the Company acknowledges and agrees that Executive will remain eligible for the Severance Payment, the RSU Award vesting and the Retention Cash Payout as long as he signs the Supplemental Release and has not materially breached this Agreement and Sections 5 through 9 of the Employment Agreement. The Parties further agree that the Severance Payments, the 2026 Bonus, the Transition Bonus, the RSU Award vesting and the Retention Cash Payout constitute adequate and sufficient consideration to support the mutual promises set forth in this Agreement and the Supplemental Release. Executive is not entitled to any additional payment or benefit from any Released Party (as defined below) that is not expressly promised or described in this Agreement.

4. Release of Claims.

(a)

Release and Released Parties. In exchange for the consideration described above, including the Severance Payments, the 2026 Bonus, the Transition Bonus, the RSU Award vesting, and the Retention Cash Payout described in Section 3, and subject only to Section 4(b), Executive hereby releases the Company, its parents, shareholders, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its and their employee benefit plans and administrators, and any and all of its and their respective current and former officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries, trustees, fiduciaries, and employees (the “Released Parties”) from any and all claims, demands or causes of action which Executive or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this Section 4), has, had or may have against any of the Released Parties, based on any events or circumstances arising or occurring on or before the date of Executive’s execution of this Agreement, including, but not limited to, any claims relating to Executive’s employment or termination of employment, and any rights of continued employment, reinstatement or reemployment with any of the Released Parties. For the avoidance of doubt, and subject only to Section 4(b) of this Agreement, Executive expressly agrees, understands, and acknowledges that this is a general release that, to the fullest extent permitted by law, waives, surrenders, and extinguishes any and all claims that Executive has or may have against any of the Released Parties, whether known, unknown, foreseen, or unforeseen, including, but not limited to, the following:

(i)

any claim(s) under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, 42 U.S.C. § 1981, the Arizona Minimum Wage Act; Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act; Arizona Right to Work Act, the Arizona Drug Testing of Employees Act, the Arizona Medical Marijuana Act, or the Worker Adjustment and Retraining Notification Act;

(ii)	any claim(s) under any other applicable federal, state, or local or foreign law, statute, regulation, or ordinance regarding discrimination, harassment, retaliation, or any other subject matter;

(iii)

any claim(s) for unpaid or withheld wages, severance, benefits, bonuses, incentive compensation, performance awards, retention payments, commissions, stock, stock options, other equity in the Company (including any dispute surrounding the number of shares underlying his June 1, 2026 equity award from the Company), and other compensation of any kind that Executive may have against the Company;

(iv)

any claim(s) for breach of contract, wrongful discharge, unjust dismissal, defamation, slander, libel, fraud, misrepresentation, negligence, intentional or negligent infliction of emotional distress; and

(v)	any other claim for damages or other relief arising under the common law or any theory of law or equity, including any claim for costs or attorneys’ fees.

(b)

Claims Not Released. The claims released in Section 4(a) of this Agreement do not include any claim or cause of action based on any of the following: (i) the right to vested benefits under any retirement plan or other ERISA-covered Company employee benefit plans or claims for reimbursement of expenses under the Company’s expense reimbursement policies; (ii) the right to continued benefits as required by COBRA; (iii) any right to receive workers’ compensation benefits or unemployment insurance as required by applicable law; (iv) any rights or claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C., § 621 et seq. (“ADEA”); (v) any claim to enforce the terms of this Agreement (including the Company’s obligations to make the payments and deliver the benefits described in this Agreement); (vi) any obligation the Company or any insurer has to indemnify and advance expenses to Executive pursuant to any valid indemnification agreement with the Company (including Executive’s Indemnification Agreement dated December 19, 2022), applicable law, or applicable directors’ and officers’ liability insurance, or any of the Company’s other governing documents, or (vii) any claim which cannot be waived as a matter of law or through private agreement. For the avoidance of doubt, nothing herein waives or releases any claim that may arise after Executive signs this Agreement.

(c)

Permitted Conduct. Nothing in this Agreement prohibits Executive from (i) filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, (ii) participating, cooperating, or testifying in any investigation or proceeding conducted by or pending before the EEOC or any other any government agency, or (iii) reporting possible violations of law or regulation to any government agency or making other disclosures that are protected under the whistleblower provisions of applicable law. However, even though Executive can provide testimony or information or assistance in an investigation or in proceedings described in this Section 4(c), Executive’s participation therein will not entitle Executive to additional compensation from the Company or any of the Released Parties beyond that described in Section 3 of this Agreement. Moreover, Executive waives any right to monetary or other individual relief in connection with any lawsuit, legal proceeding, charge or complaint in respect of any released claim brought before a government agency or pursued on his behalf by a government agency or third party, and any such relief that cannot be waived will be reduced by any amounts paid or payable by the Company under this Agreement. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program.

(d)

No Company Claims. The Company and its subsidiaries and affiliates represent that, as of the date of this Agreement: (i) no Released Party has filed any claims against Executive; and (ii) the Company has no knowledge of any facts that would reasonably be expected to form the basis of any claim or lawsuit by the Company against Executive including, without limitation, grounds for a termination of Executive’s employment for Cause.

5. Confidentiality, Intellectual Property, and Company Property. Executive acknowledges and reaffirms that he remains bound by his obligations under Sections 5 (Confidentiality) and 6 (Intellectual Property) of the Employment Agreement including his obligations with respect to Company property, which obligations survive the termination of Executive’s employment in accordance with their terms. Executive further understands and acknowledges that the Company’s Insider Trading Policy will continue to apply to Executive and his family members until after the second trading day that any material nonpublic information in his possession has become public or is no longer material.

6. Pay and Leave Confirmation. Executive is not aware of any occasion on which the Company or any of the Released Parties failed to pay Executive for hours worked for or on behalf of the Company at the appropriate rate of pay. Executive is not aware of any occasion when he was denied any leave that he was entitled to take under the FMLA or any other law or regulation.

7. Cooperation in Legal Proceedings and Investigations. If requested, from and after the Separation Date, Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company that may be within his knowledge, and further agrees to provide truthful information to the Company, as reasonably requested upon reasonable notice from the Company with respect to pending and future litigation, arbitrations, dispute resolutions, investigations or requests for information. Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation and assistance. For any calendar year in which Executive’s cooperation obligations under this Section 7 require in excess of twenty (20) hours per year of Executive’s time, the Company shall pay Executive for his time (using an hourly rate based on his final annualized base salary of $650,000), for each hour in excess of such twenty (20)-hour threshold, or as mutually agreed by the Parties.

8. Mutual Non-Disparagement. Executive acknowledges and reaffirms that he remains bound by his obligations under Section 9 of the Employment Agreement, which obligations survive the termination of Executive’s employment in accordance with their terms. The Company agrees to instruct its senior officers and members of its Board not to make, or knowingly cause to be made, any public statement or public communication, written or oral, that disparages Executive or otherwise impugns or damages the reputation of Executive. The restrictions in this Section 8 shall not apply to (i) truthful statements made in any legal, regulatory, or administrative proceeding, or as required by law, regulation, or legal process, (ii) truthful statements made in confidence to legal counsel or professional advisors or in connection with an application for insurance coverage, or (iii) the Company’s good-faith internal communications among its officers, Board, and their advisors regarding Executive’s compensation, performance, or transition.

9. Non-Competition and Non-Solicitation. Executive acknowledges and reaffirms that he remains bound by his obligations under Section 7 and Section 8 of the Employment Agreement and that such obligations shall continue for a period of twelve (12) months following the Separation Date.

10. Damages for Breach of Certain Obligations. As Executive previously acknowledged under Sections 5 through 9 of the Employment Agreement, a breach of his obligations under Sections 5 through 9 of the Employment Agreement could cause irreparable damage to the Company. Similarly, a breach of his obligations under Section 5, Section 7, Section 8 or Section 9 of this Agreement could irreparably damage the Company. Consequently, and because the damage that a breach of those obligations would inflict on the Company is not an amount that the Parties can clearly ascertain at this time, but would likely be even greater than the Severance Payments, 2026 Bonus, the Transition Bonus, RSU Award vesting and Retention Cash Payout that Executive will receive under this Agreement, Executive agrees that if he materially breaches any of his obligations under Section 5 or Section 9 of this Agreement, and fails to cure such material breach during a ten (10) day cure period after receiving written notice from the Company of such breach (provided that no cure period shall apply to a breach that, by its nature, cannot be cured), he will not be entitled to any further payment pursuant to this Agreement and he will promptly return to the Company fifty percent (50%) of the aggregate amount of the Severance Payments, the 2026 Bonus, the Transition Bonus, and the Retention Cash Payout previously paid (other than $25,000, which Executive and the Company acknowledge and agree is sufficient consideration for the release of claims set forth in this Agreement and the Supplemental Release) and will forfeit fifty percent (50%) of the RSU Award vesting received under this Agreement (or, if the Company has already issued stock as a result of the RSU Award vesting, reimburse the Company the fair market value thereof, which will be calculated by multiplying the number of shares issued by the closing price of the Company’s common stock on the date of the stock issuance). In the event of a material breach by Executive of his obligations under Section 7 or Section 8 of this Agreement, and Executive’s failure to cure such material breach during a ten (10) day cure period after receiving written notice from the Company of such breach, he will not be entitled to any further payment pursuant to this Agreement and he will promptly return to the Company fifty percent (50%) of any Severance Payments, 2026 Bonus, and the Transition Bonus previously paid. THE REMEDIES SET FORTH IN THIS SECTION 10 ARE NOT EXCLUSIVE AND SHALL BE IN ADDITION TO ANY OTHER LEGAL OR EQUITABLE REMEDY THAT MAY BE AVAILABLE TO THE COMPANY IN THE EVENT OF A BREACH BY EXECUTIVE.

11. Non-Admission. This Agreement does not constitute and shall not be construed as an admission by the Company or any of the Released Parties that any of them has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive, and the Company expressly denies that it has engaged in any such conduct.

12. Severability. If any term or provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the Parties insofar as that is possible. In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

13. Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Arizona without regard to its choice-of-law principles.

14. Deductions and Withholding. The Company may deduct and withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be deducted or withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

15. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16. Entire Agreement. This Agreement (together with the Supplemental Release) and the other agreements referenced herein (including, without limitation, Executive’s Indemnification Agreement with the Company) constitutes the entire agreement between the Parties and supersedes all prior negotiations and agreements; provided, however, that any and all prior obligations related to: (a) confidentiality, non-disclosure, trade secret, intellectual property, and post-

employment restrictive covenants owing by Executive to the Company, including as set forth in the Employment Agreement; and (b) Executive’s indemnification and advancement of expenses rights under the Company’s governing documents and Indemnification Agreement, and his right to be a named insured in the Company’s directors’ and officers’ liability insurance policy, shall remain in full force and effect. This Agreement shall be binding upon and inure to the benefit of, as applicable, Executive’s (on the one hand) and the Company’s and the Released Parties’ (on the other hand) respective successors, assigns, heirs, estates, and representatives. This Agreement shall not be amended or modified except in a writing signed by Executive and the Company.

17. Tax Code Section 409A Compliance. The intent of the Parties is that any payments and benefits under this Agreement that are subject to Section 409A of the Code comply with the requirements of Section 409A of the Code and any related regulations and other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance therewith. All expense reimbursements paid pursuant to this Agreement that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Company be liable to Executive for any adverse tax consequences arising under Section 409A. If Executive is considered a “specified employee” (as defined under Section 409A of the Code) and payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts shall be paid in a lump-sum payment within five (5) days after the end of the six (6) month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death.

18. Acceptance. Executive may accept this Agreement by executing it electronically through DocuSign on or before October 3, 2026. Executive’s electronic signature shall have the same force and effect as an original handwritten signature. Executive’s signing of this Agreement will be final and binding upon Executive.

19.Effective Date. This Agreement will become effective and enforceable on the date both Parties sign the Agreement (the “Effective Date”).

20.Executive’s Acknowledgment. Executive acknowledges that he (a) has carefully read and understands the terms and conditions of this Agreement; (b) has had adequate opportunity to consult with counsel of his choosing concerning the consequences of signing this Agreement and the release and waiver contained in Section 4; (c) is signing this Agreement knowingly and voluntarily of his own free will, without any duress, coercion or undue influence by the Company, its representatives, or other persons; and (d) has not relied on any promise, statement, or representation by anyone associated with the Company that is not contained in this Agreement in deciding to sign this Agreement. Executive specifically represents that he has not assigned or given to any other person or party the right to pursue any legal claim that falls within the scope of Section 4 of this Agreement.

21.Legal Fees. Provided that this Agreement and the Supplemental Release are timely executed and not revoked, within thirty (30) days following the Company’s receipt of a sufficiently detailed invoice (with redactions, as appropriate) from Executive, the Company shall reimburse Executive for the reasonable fees and expenses of Snell & Wilmer L.L.P., counsel for Executive, incurred by Executive in connection with the negotiation and drafting of this Agreement, in an amount not to exceed $10,000. In no event shall the Company be responsible for any fees or expenses exceeding this cap or incurred outside the scope of the drafting or negotiation of this Agreement.

22. D&O. The Company agrees to include Executive as a covered insured under its applicable directors’ and officers’ liability insurance policy for claims arising out of acts or omissions occurring during Executive’s service as an officer or director of the Company to the same extent and on terms no less favorable than the Company applies to its other current and former directors and officers, including with respect to coverage terms (including tail coverage), conditions, and limitations.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties knowingly and voluntarily executed this Separation and Release Agreement as of the dates set forth below.

Executive		VM Consolidated, Inc.

Signature:	/s/ Jonathan Keyser	By:	/s/ Douglas Davis
	Jonathan Keyser		Douglas Davis, Director and Chair of the Compensation Committee

Date:	October 2, 2026	Date:	October 2, 2026

EXHIBIT A

SUPPLEMENTAL SEPARATION AND RELEASE AGREEMENT

[to be signed on or within 21 days after the Separation Date]

This Supplemental Separation and Release Agreement (this “Supplemental Release”) is made by and between Jonathan Keyser (“Executive”) and VM Consolidated, Inc. (the “Company” and, together with Executive, the “Parties”), as contemplated by that certain Separation, Transition and Release Agreement, by and between the Parties, dated as of [•], 2026 (the “Separation Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Separation Agreement.

RECITALS

WHEREAS, pursuant to the Separation Agreement, the Parties agreed that Executive would continue to be employed by the Company after the Transition Date in order to assist the Company with the transition of his responsibilities during the Transition Period, ending December 31, 2026 (the “Separation Date”); and

WHEREAS, pursuant to the Separation Agreement and in consideration for the Severance Payments, 2026 Bonus, the Transition Bonus, RSU Award vesting and Retention Cash Payout, Executive desires to execute this Supplemental Release following the Transition Period.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination. Executive’s last day of employment with the Company was the Separation Date. Executive’s accrual of, and eligibility for salary, bonus, vacation, holiday pay, and any other employee privileges ceased on the Separation Date. Pursuant to the Separation Agreement, Executive acknowledges that all equity awards and retention awards have been treated in accordance with Section 3 of the Separation Agreement.

2. General Release of Claims. In exchange of the consideration described in the Separation Agreement, including the Severance Payments, 2026 Bonus, the Transition Bonus, RSU Award vesting and Retention Cash Payout, Executive, for himself and his heirs, executors, administrators, beneficiaries, successors, and assigns, unconditionally and irrevocably (i) extends, renews, and absolutely reaffirms the release and waiver of all claims as set forth in Section 4 of the Separation Agreement through and including the date on which he signs this Supplemental Release and (ii) releases the Released Parties from any and all claims, demands, causes of action, or liabilities under the ADEA arising through and including the date he signs this Supplemental Release. Executive again expressly waives his right to recovery of any type, including damages or reinstatement, in any court action, whether state or federal, and whether brought by Executive or on his behalf, related in any way to the matters described in Section 4 of the Separation Agreement or under the ADEA. Nothing in this Supplemental Release shall be construed to prohibit Executive from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

Executive represents that, as of the date of this Supplemental Release, he has not filed, caused to be filed, or permitted to be filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the Released Parties, in any court or with any governmental agency or other tribunal. Executive agrees that, to the fullest extent permitted by law, Executive will not file or prosecute, nor allow to file or be prosecuted on Executive’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in the Separation Agreement or this Supplemental Release.

Nothing in this Supplemental Release shall be construed to waive (i) the right to vested benefits under any retirement plan or other ERISA-covered Company employee benefit plans or claims for reimbursement of expenses under the Company’s expense reimbursement policies; (ii) the right to continued benefits as required by COBRA; (iii) any right to receive workers’ compensation benefits or unemployment insurance as required by applicable law; (iv) any right under the Older Workers Benefit Protection Act to challenge the validity or enforceability of the release and waiver of claims under the ADEA in this Supplemental Release; (v) any claim to enforce the terms of the Separation Agreement or this Supplemental Release (including the Company’s obligations to make the payments and deliver the benefits described in the Separation Agreement); (vi) any obligation the Company or any insurer has to indemnify and advance expenses to Executive pursuant to any valid fully executed indemnification agreement with the Company (including Executive’s Indemnification Agreement dated December 19, 2022), applicable law, or applicable directors’ and officers’ liability insurance, or any of the Company’s other governing documents; or (vii) any claims that cannot be waived as a matter of law or through private agreement. In addition, this Supplemental Release does not prevent Executive from filing an administrative charge against the Company that may not be released as a matter of law; provided that Executive waives any right to monetary or other individual relief in connection with any such charge, with the exception of any award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Nothing in this Supplemental Release shall be construed to prohibit Executive from reporting conduct to, providing truthful non-privileged information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization. This Supplemental Release does not waive any rights or claims that may arise after the date that Executive executed this Supplemental Release.

3. Representations. Executive certifies that other than the amounts described in Section 3 of the Separation Agreement and any final wages and pending business expense reimbursements that have not yet been paid as of the date he signs this Supplemental Release (if any, and which shall be paid as described in Section 2 of the Separation Agreement), he (i) has been properly paid all wages, severance, vacation, benefits, bonuses, incentive pay, stock, equity, and other amounts owed by the Company and (ii) is not entitled to and will not receive from the Company any additional compensation, severance, or benefits. Executive further certifies he has not experienced a job-related illness or injury for which he has not already filed a workers’ compensation claim and has not been denied any leave that he was entitled to take under the FMLA or any other law or regulation.

4. Acknowledgment of Waiver of Claims under the ADEA. Executive stipulates and agrees that he has been advised in writing by way of this Supplemental Release that, by virtue of his age, he may have rights under the ADEA, which rights will be extinguished by his execution of this Supplemental Release.

a.	Executive acknowledges that he has read this Supplemental Release and understands its terms.

b.	Executive acknowledges that he has been advised to seek an attorney regarding the effect of this Supplemental Release prior to signing it, and has done so.

c.	Executive stipulates and agrees that this Supplemental Release provides consideration in addition to anything of value to which he may be entitled independent of this Supplemental Release.

d.	Nothing herein shall be deemed to release claims that arise under the ADEA after the date that Executive executes this Supplemental Release.

e.

Executive acknowledges that he has twenty-one (21) days from the date this offer is received to consider this Supplemental Release before signing it. Executive may choose to execute this Supplemental Release before the expiration of this period, but not before the Separation Date.

f.

Executive understands that he has seven (7) days after accepting this offer (the “Revocation Period”) to revoke his acceptance of this Supplemental Release. Revocation must be sent via email to the Company’s General Counsel, Kristen Young, Esq., to arrive on the eighth (8th) day after Executive executed this Supplemental Release. Neither Executive’s acceptance nor the terms of this Supplemental Release will be effective until the Revocation Period has expired.

5. Acceptance. Executive may accept this Supplemental Release by delivering a signed copy of this Supplemental Release via email to the Company’s General Counsel, Kristen Young, Esq., within twenty-one (21) calendar days from Executive’s receipt of this Supplemental Release. Executive may decide to sign this Supplemental Release before the twenty-one (21) day review period expires, but not before the Separation Date, provided, however, that Executive signing this Supplemental Release will be final and binding upon Executive, unless Executive rescinds the Supplemental Release within the Revocation Period referenced in Section 4 above.

6. Effective Date. This Supplemental Release will not become effective or enforceable until the eighth (8th) calendar day after Executive signs it (the “Effective Date”). If (i) this Supplemental Release fails to become effective and irrevocable on or prior to the sixtieth (60th) day following the Separation Date or (ii)(a) Executive revokes this Supplemental Release within the seven (7) day Revocation Period or (b) Executive fails to return a copy within the required twenty-one (21) day timeframe referenced above, the Parties shall have no obligations under this Supplemental Release, and this Supplemental Release shall be considered null and void. Notwithstanding the foregoing, any revocation of this Supplemental Release will not affect, impact, or invalidate any other provision of the Separation Agreement, including without limitation the release of claims therein.

7. Severability. In the event any provision of this Supplemental Release shall be found unenforceable, that provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Company shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory to make it enforceable, then that unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

8. No Admissions. By entering into this Supplemental Release, the Company makes no admission that any of the Released Parties have engaged in any unlawful conduct. The Parties understand and acknowledge that this Supplemental Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9. Applicable Law. The validity, interpretation and performance of this Supplemental Release shall be construed and interpreted according to the laws of the United States of America and the State of Arizona.

10. No Company Claims. The Company and its subsidiaries and affiliates represent that, as of the date of this Supplemental Release: (i) no Released Party has filed any claims against Executive; and (ii) the Company has no knowledge of any facts that would reasonably be expected to form of the basis of any claim or lawsuit by the Company against Executive including, without limitation, grounds for a termination of Executive’s employment for Cause.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties knowingly and voluntarily executed this Supplemental Separation and Release Agreement as of the dates set forth below.

Jonathan Keyser

DATED:	By:
*not to be signed until on or after the Separation Date.

VM Consolidated, Inc.

DATED:	By:
Name:
Title: